Exhibit 10.2

ENERGY PARTNERS, LTD.

AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN FOR NON-

EMPLOYEE DIRECTORS

RESTRICTED SHARE UNIT AGREEMENT

NAME	NUMBER OF RESTRICTED SHARE UNITS	GRANT DATE
, 20

This Agreement confirms the grant to you of                  Restricted Share Units with respect to Common Stock of Energy Partners, Ltd. (the “Company”) under the Company’s Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors (the “Plan”), a copy of which has been delivered to you and is made a part hereof, upon the following terms and conditions and the terms and conditions of the Plan. The terms used in this Agreement shall have the same meaning as in the Plan, unless the context requires otherwise, and except that “Restricted Share Units” shall refer only to the restricted share units granted pursuant to this Agreement.

1.	Restricted Share Units - Each Restricted Share Unit shall represent the right to receive one share of Common Stock of the Company at the end of the Restricted Period (as hereinafter defined) if and only if you vest in such Restricted Share Unit pursuant to Section 4 below. The Restricted Period with respect to each Restricted Share Unit is the period beginning on the grant date of the Restricted Share Units and ending on the date on which the applicable Restricted Share Unit becomes payable pursuant to Section 6 below.

2.	No Rights as Shareholder - During the Restricted Period, you shall have none of the rights of a shareholder of the Company with respect to the shares of Common Stock of the Company represented by the Restricted Share Units.

3.	Non-transferable - You may not sell, transfer, assign, pledge, or otherwise encumber or dispose of any Restricted Share Units nor may you sell, transfer, assign, pledge, or otherwise encumber or dispose of any of the shares of Company Common Stock represented by the Restricted Share Units prior to the payment of such shares to you pursuant to Section 6 below.

4.	Vesting - You shall become 100% vested in your Restricted Share Units on the first anniversary of the grant date of these Restricted Share Units, provided that you continue as a director of the Company throughout such one-year period. Prior to the first anniversary of the grant date of these Restricted Share Units, you shall be vested in a number of Restricted Share Units determined by (i) multiplying the number of Restricted Share Units included in this grant by a fraction the numerator of which is the number of days that you have served as a director of the Company on or after the grant date up to and including the determination date and the denominator of which is 365, and (ii) rounding down to the nearest whole number.

5.	Cessation of Service as Director. - In the event that you cease to be a director of the Company for any reason prior to the first anniversary of the grant date of these Restricted Share Units, all Restricted Share Units which have not vested pursuant to Section 4 above shall be forfeited and the Company may take any action necessary to effect such forfeiture without any further notice to you.

6.	Payment - Certificate(s) evidencing the shares of Company Common Stock represented by those Restricted Share Units that have vested pursuant to Section 4 above shall be delivered to you on such date on or after the Payment Event (as hereinafter defined) as the Plan Administrator shall determine but in no event later than [60] days after the occurrence of the Payment Event. For this purpose, the Payment Event shall be the earlier to occur of: (i) the cessation of your service as a director of the Company for any reason, or (ii) the occurrence of a change of control of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations and Internal Revenue Service guidance thereunder. If your service as a director of the Company ceases by reason of your death, payment in respect of your vested Restricted Share Units shall be made to your beneficiary. Your beneficiary shall be the person or persons designated by you on a form prescribed by and most recently filed with the Plan Administrator or, if no effective beneficiary designation is then in effect, your estate. Anything in this Agreement to the contrary notwithstanding, you will be deemed to have ceased to be a director for purposes of this Agreement if, and only if, you have experienced a “separation from service” within the meaning of Code Section 409A.

7.

Dividend Equivalents - If the record date for any cash dividends on shares of Common Stock of the Company falls during the period beginning on the grant date of these Restricted Share Units and ending on the date on which you become entitled to payment pursuant to Section 6 above, you shall receive a grant of an additional number of Restricted Share Units determined by (i) calculating the cash dividends that you would have received if you had owned a number of shares of Common Stock of the Company equal to the number of your Restricted Share Units, (ii) dividing the amount of such cash dividends by the fair market value (as defined in Section 2 of Article IV of the Plan) of a share of Common Stock of the Company on the actual payment date for such dividends, and (iii) rounding down to the nearest whole number. Such additional Restricted Share Units shall have the same terms as the Restricted Share Units to which they relate and shall be vested to the same extent as the Restricted Share Units to which they relate.

8.	Unsecured Creditor Status - This grant of Restricted Share Units constitutes a mere promise by the Company to pay you the benefits described in this grant (to the extent vested). You shall have the status of a general unsecured creditor of the Company with respect to the benefits payable under this grant.

9.	Miscellaneous - This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware, and any applicable laws of the United States; (c) may not be amended except in writing; (d) shall in no way affect your participation or benefits under any other plan or benefit program maintained or provided by the Company, and (e) shall not be construed as giving you any right to be retained as a director of the Company. This Agreement does not, nor shall it be construed to, alter, modify or amend the Plan. In the event of any inconsistency or conflict between any term, condition or provision of this Agreement and of the Plan, the Plan shall control and govern.

10.	Compliance with Applicable Law - Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificate evidencing shares to be delivered pursuant to this grant if the Company determines that the issuance and delivery of such certificate may be in violation of any law or regulation of any governmental or regulatory authority. Without limitation on the forgoing, the Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of any share certificate to comply with any federal, state or other law or regulation.

11.	Code Section 409A - The provisions of this Agreement shall be interpreted and operated consistently with the requirements of Code Section 409A and the regulations thereunder.

ENERGY PARTNERS, LTD.

By:

I ACCEPT THIS GRANT OF RESTRICTED SHARE UNITS AND EACH OF THE TERMS AND CONDITIONS THEREOF AS STATED ABOVE AND IN THE PLAN:

Witness:

Date: